Filed Pursuant to Rule 433 Registration Statement No. 333-229951

Thermo Fisher Scientific Inc.

Pricing Term Sheet

September 24, 2019

2.600% Senior Notes due 2029

Issuer:	Thermo Fisher Scientific Inc.

Principal Amount:	$900,000,000

Maturity Date:	October 1, 2029

Coupon (Interest Rate):	2.600%

Yield to Maturity:	2.616%

Benchmark Treasury:	1.625% due August, 2029

Spread to Benchmark Treasury:	T + 97 basis points

Benchmark Treasury Price and Yield:	99-26 / 1.646%

Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2020

Redemption Provision:	At any time prior to July 1, 2029 (three months prior to their maturity), the issuer will have the option to redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption and assuming that such notes to be redeemed matured on July 1, 2029) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined in the prospectus supplement relating to the notes) plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, on and after July 1, 2029, the issuer will have the option to redeem the notes in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Issue Price:	99.861%

Settlement Date:	October 8, 2019 (T+10)

Current Ratings*:	Moody’s: Baa1 (Stable) S&P: BBB+ (Stable) Fitch: BBB (Stable)

CUSIP:	883556 BZ4

ISIN:	US883556BZ47

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Barclays Capital Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

BNY Mellon Capital Markets, LLC

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

We expect to deliver the notes against payment for the notes on or about October 8, 2019, which is the tenth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two New York business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes before the second business day prior to October 8, 2019 will be required to specify alternative settlement arrangements to prevent a failed settlement.

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.